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                                  EXHIBIT 6.21

                 SEQUESTER HOLDINGS INCORPORATED 1997 STOCK PLAN


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                        SEQUESTER HOLDINGS, INCORPORATED
                                 1997 STOCK PLAN


    1. Purpose. The purposes of the Sequester Holdings, Incorporated 1997 Stock Plan ("Plan") are to encourage key personnel of Sequester Holdings, Incorporated (the "Company") and its subsidiaries to increase their interest in the Company's long-term success, to enhance the profitability and value of the Company for the benefit of its shareholders and to assist the Company and its subsidiaries in attracting, retaining and motivating key personnel by giving suitable recognition for services which contribute materially to the Company's success.

    2. Definitions. The following definitions shall be applicable throughout the
Plan:

             "Act" means the Securities Act of 1933, as amended from time to time.

             "Affiliate" means any parent or subsidiary (as defined in Section 424(e) and (f) of the Code) of the Company.

             "Award" means an Option, Stock Appreciation Right or Other Stock Award.

             "Board" means the Board of Directors of the Company.

             "Change of Control" means, unless the Board otherwise directs by resolution adopted prior thereto, (i) the acquisition by any entity, person or group (other than the Company or its Affiliates or an employee benefit plan maintained by the Company or one of its Affiliates) of beneficial ownership of 20% or more of the outstanding voting stock of the Company; or
    (ii) the occurrence of a transaction requiring shareholder approval for the acquisition of the Company by the purchase of stock or assets, or by merger, or otherwise; or (iii) the election during any period of 24 months or less of 50% or more of the members of the Board without the approval of the nomination of such members by a majority of the Board consisting of members who were serving at the beginning of such period.

             "Code" means the Internal Revenue Code of 1986, as amended from time to time.

             "Committee" means the Committee of the Board consisting of two or more directors, each of whom is not an employee or former employee of the Company.

             "Consultant" means any consultant or advisor engaged by the Company who renders bona fide services to the Company or an Affiliate in connection with its business, provided that such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

             "Disability" means permanent and total disability as defined in
    Section 22(e)(3) of the Code.

             "Company" means Sequester Holdings, Incorporated, a Nevada corporation.

             "Employee" means any person who is employed by the Company or an Affiliate.

             "Exchange Act" means the Securities Exchange Act of 1934, as amended.

             "Fair Market Value" means for any given day (i) the closing price on such date of a share of Stock as reported on the principal securities exchange on which such shares of Stock are then listed or admitted to trading, or as reported on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market System, or (ii) if not so reported, the average of the bid and ask prices on such date as reported by the National Quotation Bureau, Inc., or (iii) if no such quotations are available, as determined by the Committee in good faith in their absolute discretion.


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             "Grant Limit" means the total number of shares of Stock that can be issued to any Participant in any fiscal year pursuant to an Award granted hereunder.

             "Incentive Stock Option" means an Option granted by the Committee to an Employee Participant under the Plan which is designated by the Committee as an Incentive Stock Option pursuant to Section 422 of the Code.

             "Non-Qualified Stock Option" means an Option granted by the Committee to a Participant under the Plan which is not designated by the Committee as an Incentive Stock Option.

             "Option" means an Award granted under Section 6 of the Plan.

             "Other Stock Awards" means an Award granted under Section 8 of the Plan.

             "Participant" means any individual designated by the Committee to participate in the Plan.

             "Performance-Based Compensation" means (i) an Option granted at less than 100% of the Fair Market Value of the Stock at the time of grant,
    (ii) a Restricted Stock Award or (iii) a Stock Bonus, in each case which has been granted with the intention that such award will be deductible under
    Section 162(m) of the Code, or successor provision.

             "Plan" means this Sequester Holdings, Incorporated 1997 Stock Plan.

             "Restricted Stock Award" means an Award granted under Section 8(a) of the Plan.

             "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, or any successor rule or regulation.

             "Stock" means the common stock of the Company, $.002 par value.

             "Stock Appreciation Right" means an Award granted under Section 7 of the Plan.

             "Stock Bonus" means an Award granted under Section 8(b) of the Plan.

             "Termination Date" means the date an optionee ceases to be employed or engaged by the Company.

    3. Administration. The Plan shall be administered by the Committee. The Committee shall have full power, discretion and authority to interpret, construe and administer the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration of the Plan, to the extent not contrary to the explicit provisions of the Plan. Determinations, interpretations and other actions by the Committee pursuant to the Plan shall be final, conclusive and binding on all persons for all purposes.

             The Committee shall have full power, discretion and authority to establish applicable performance measures for Awards intended to be Performance-Based Compensation, which performance measures shall include one or more of the following: improvements in revenues, earnings per share, profit before taxes, net income or operating income; return on shareholder equity; return on net assets; and stock price performance. Further, the Committee shall determine the specific targets related to each such performance measure and the performance period for each such Award. The Committee shall establish in writing such performance measures, specific targets and performance periods as provided in Section 162(m) of the Code and the regulations promulgated thereunder, or successor provision or regulation, to the extent Section 162(m) is applicable.



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             The Committee's decisions and determinations under the Plan need not be uniform and may be made selectively among Participants whether or not such Participants are similarly situated. The Committee may, in its discretion, delegate to others responsibilities to assist in administering the Plan.

             Prior to the date a Committee is appointed or at any time there are less than two directors serving on the Committee, the Plan shall be administered by the Board which will exercise the powers and authority of the Committee as set forth herein.

    4. Eligibility. Any Employee selected by the Committee, except a member of the Committee or a director whose principal employment is not with the Company or an Affiliate, and any Consultant selected by the Committee shall be eligible for Awards contemplated under the Plan except that Consultants shall not be eligible for Incentive Stock Option grants.

    5. Stock Subject to Plan and Grant Limits. The total number of shares of Stock subject to issuance under the Plan may not exceed 3,000,000 subject to adjustments as provided in the Plan. Shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued shares or shares purchased by the Company on the open market or by private purchase. The Grant Limit shall equal 1,750,000 shares, subject to adjustment as provided in Section 10 hereof.

             Except as otherwise provided in the Plan, shares of Stock that are subject to an Option or Stock Appreciation Right which, for any reason, expires or is terminated unexercised as to such shares, and shares of Stock subject to a Restricted Stock Award made under the Plan which are reacquired by the Company pursuant to the Plan, shall again become available for issuance under the Plan.

    6. Stock Options. The Committee may grant stock Options alone or in addition to any other Awards granted under the Plan. Options granted under the Plan may be of two types: (i) Incentive Stock Options; and (ii) Non-Qualified Stock Options. Subject to the limitations contained herein with respect to Incentive Stock Options, the Committee may grant Incentive Stock Options, Non-Qualified Stock Options, or both types of Options to a Participant and the Committee shall have complete discretion in determining the number of Options granted to each Participant, subject to the Grant Limit. To the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. The provisions of Options need not be the same with respect to each Participant granted an Option.

             Each Option shall be set forth in a written agreement, shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the terms of the Plan as the Committee deems appropriate:

             (a) The exercise price of shares subject to any Incentive Stock Option shall not be less than the Fair Market Value of the Stock at the time the Incentive Stock Option is granted; the exercise price of shares subject to any Non-Qualified Stock Option shall be such price as the Committee shall determine on the date on which such Non-Qualified Stock Option is granted, provided that such exercise price may not be less than 85% of the Fair Market Value of the Stock at the time the Non-Qualified Stock Option is granted;

             (b) If the exercise price of a Non-Qualified Stock Option is less than 100% of the Fair Market Value of the Stock at the time the Non-Qualified Stock Option is granted, the Committee may designate such award as Performance-Based Compensation in which event the Committee shall establish performance measures for such award, the specific targets applicable to such measures and the performance period for such award;

             (c) The exercise price of any shares exercised under any Option must be paid in full upon such exercise in cash, stock or such other form as the Committee may determine, including by promissory note;



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             (d) The term of each Option shall be fixed by the Committee but no
    Option may be exercised after the expiration of 10 years from the date such Option is granted;

             (e) In the event that an optionee shall cease to be employed or engaged by the Company or an Affiliate, the vesting of such optionee's Options shall immediately and automatically terminate on the Termination Date and if the cessation of employment or engagement is:

                      (1) due to any reason other than due to retirement,
             Disability or death, such optionee's Options exercisable on the Termination Date shall remain exercisable for 30 days after the Termination Date;

                      (2) due to retirement, such optionee's Options exercisable on the Termination Date shall remain exercisable for three months after the Termination Date;

                      (3) due to a Disability, such optionee's Options
             exercisable on the Termination Date shall remain exercisable for one year after the Termination Date, or;

                      (4) due to death while employed or engaged by the Company
             or its Affiliate, or during the three month period following retirement or during the one year period following cessation of employment due to a Disability, the optionee's Options exercisable at the time of death shall remain exercisable for one year after the date of the optionee's death;

    provided, however, that notwithstanding anything herein to the contrary, if any Option would otherwise expire on an earlier date than described above, such Option shall remain exercisable only until the earlier expiration date;

             (f) Options shall become exercisable at such time or times and subject to such terms and conditions (including, without limitation, installment exercise provisions) as shall be determined by the Committee and if the Committee provides that any Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time in whole or in part based on any factors as the Committee may determine;

             (g) Incentive Stock Options may be granted only to Employees;

             (h) In the case of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the Option is granted) of the Stock with respect to which Options are exercisable for the first time by any Employee during any calendar year (under all such plans of the Company and its Affiliates) shall not exceed $100,000;

             (i) No Incentive Stock Option shall be granted to a Participant who, at the time the Incentive Stock Option is granted, owns (within the meaning of Section 422 of the Code) Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate unless the exercise price per share of Stock is at least 110% of the Fair Market Value of the Stock at the time the Incentive Stock Option is granted and the Incentive Stock Option by its terms is not exercisable after the expiration of five years from the date of grant;

             (j) No Option shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code; and

             (k) All Options shall be exercisable during the optionee's lifetime only by the optionee or by a transferee permitted pursuant to Section 6(j) above.


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             Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under Section 422.

    7. Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights alone or in conjunction with all or part of any Option granted under the Plan, subject to the Grant Limit. In the case of a Non-Qualified Stock Option, such Stock Appreciation Rights may be granted either at or after the time of the grant of such Non-Qualified Stock Option. In the case of an Incentive Stock Option, such Stock Appreciation Rights may be granted only at the time of the grant of the Incentive Stock Option.

             Each Stock Appreciation Right shall be set forth in a written agreement, shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the terms of the Plan as the Committee deems appropriate:

             (a) Subject to subparagraphs (b) and (c) below, a Stock Appreciation Right granted in connection with an Option shall become exercisable and shall lapse according to the same vesting schedule and lapse rules that are established for the Option; a Stock Appreciation Right granted independently of an Option shall become exercisable and shall lapse in accordance with the vesting schedule and lapse rules established by the Committee;

             (b) A Stock Appreciation Right and any related Option shall not be exercisable during the first six months of their terms by any Participant;

             (c) A Stock Appreciation Right shall be exercisable only when the Fair Market Value of the Stock relating to the Stock Appreciation Right exceeds the exercise price thereof;

             (d) If the exercise price of a Stock Appreciation Right is less than 100% of the Fair Market Value of the Stock at the time the Stock Appreciation Right is granted, such award may be designated by the Committee to be Performance-Based Compensation in which event the Committee shall establish performance measures for such award, the specific targets applicable to such measures and the performance period for such award;

             (e) Upon the exercise of a Stock Appreciation Right with respect to any number of shares of Stock, the holder shall be entitled to receive payment of an amount (subject to subparagraph (f), below) determined by multiplying (i) the difference between the Fair Market Value per share of Stock on the date of exercise and the exercise price of the related Option (or in the case of an Stock Appreciation Right granted independent of an Option, the exercise price of the Stock Appreciation Right as established by the Committee) by (ii) the number of shares in respect of which the Stock Appreciation Right is exercised. At the discretion of the Committee, payment for Stock Appreciation Rights may be made in cash or stock, or in a combination thereof. If payment is made in Stock, the value of such Stock shall be the Fair Market Value determined as of the date of exercise;

             (f) At the time of grant, the Committee may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a Stock Appreciation Right;

             (g) Notwithstanding any other provisions of the Plan, the Committee may impose such conditions on exercise of a Stock Appreciation Right (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Rule 16b-3;

             (h) The Committee may provide that upon exercise of a Stock Appreciation Right granted in conjunction with an Option, the number of shares of Stock for which the related Option shall be exercisable shall reduce by the number of shares of Stock for which the Stock Appreciation Right shall have been exercised and the number of shares of Stock for which a Stock Appreciation Right shall be exercisable shall be reduced upon any


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    exercise of a related Option by the number of shares of Stock for which such
    Option shall have been exercised;

             (i) The term of a Stock Appreciation Right granted under the Plan shall not exceed ten years;

             (j) No Stock Appreciation Right granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code, and all Stock Appreciation Rights shall be exercisable during the Participant's lifetime only by the Participant or by a transferee permitted pursuant to
    Section 7(j) above;

             (k) The Committee may provide, at the time of grant, that such Stock Appreciation Right can be exercised only in the event of a Change of Control, subject to terms and conditions as the Committee may specify at grant.

    8. Other Stock Awards. In addition to Options and Stock Appreciation Rights, the Committee may grant Other Stock Awards payable in Stock upon such terms and conditions as the Committee may determine, subject to the provisions of the Plan. Other Stock Awards may include, but are not limited to, the following types of Awards:

             (a) Restricted Stock Awards. The Committee may grant Restricted Stock Awards, each of which consists of a grant of shares of Stock subject to restrictions, terms and conditions not inconsistent with the terms of the Plan, including the Grant Limit, as the Committee deems appropriate, which such restrictions, terms and conditions shall be set forth in written agreements. The Committee may designate a Restricted Stock Award as Performance-Based Compensation in which event the Committee shall establish performance measures for such award, the specific targets applicable to such measures and the performance period for such award. Stock certificates evidencing a Restricted Stock Award shall be issued by the Company in the name of the Participant, and such Participant shall be entitled to all voting rights, rights to dividends and other rights of holders of Stock, subject to the provisions of the Plan. The certificates representing a Restricted Stock Award issued under the Plan and any dividends paid thereon, shall remain in the physical custody of the Company or an escrow holder or be placed in trust until the restrictions imposed under the Plan have lapsed. The Committee may also require that a legend or legends be placed on any certificates representing a Restricted Stock Award to reference the various restrictions imposed on such Stock. If a Restricted Stock Award is granted which requires the payment of an exercise price by the Participant, then such Award must be accepted within a period of 60 days (or such shorter periods as the Committee may specify at grant) after the date of grant. The shares of Stock granted under a Restricted Stock Award may not be sold, transferred, assigned, or otherwise alienated or hypothecated until the lapse or release of restrictions in accordance with the terms of the Restricted Stock Award agreement and the Plan. Prior to the lapse or release of restrictions, all shares of Stock are subject to forfeiture in accordance with conditions as may be determined by the Committee. The provisions of a Restricted Stock Award need not be the same with respect to each recipient.

             (b) Stock Bonuses. The Committee may grant Stock Bonuses in such amounts as it shall determine from time to time, subject to the Grant Limit. A Stock Bonus shall be paid at such time and be subject to such conditions as the Committee shall determine at the time of the grant of such Stock Bonus. The Committee may designate a Stock Bonus as Performance-Based Compensation in which event the Committee shall establish performance measures for such award, the specific targets applicable to such measures and the performance period for such award. Certificates for shares of Stock granted as a Stock Bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is required to be paid.

    9.       General Provisions.

             (a) The grant of any Award under the Plan may also be subject to such other provisions (whether or not applicable to any Award granted to any other Participant) as the Committee determines appropriate including, without limitation, provisions to assist the Participant in financing the purchase of Stock through the exercise of


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    Options, provisions for restrictions on resale or other disposition of shares acquired under any Award, provisions giving the Company the right to repurchase Stock acquired under any Award in the event the Participant elects to dispose of such Stock, provisions to comply with compensation expense deductibility under the Code and provisions to comply with federal and state securities laws and federal and state income tax withholding requirements.

             (b) The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required. The Company shall be under no obligation to register under the Act any of the shares of Stock delivered under the Plan; provided, however, that, notwithstanding the foregoing, the Committee shall have the authority to obligate the Company to register awards made under this Plan by the filing of a Form S-8 registration statement. All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. The Committee may require each Participant acquiring shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the Stock without a view to distribution thereof.

             (c) The Company shall have the right to deduct from all Awards, to the extent paid in cash, all federal state or local taxes as required by law to be withheld with respect to such Awards and, in the case of Awards paid in Stock, the Participant or other person receiving such Stock may be required to pay to the Company prior to delivery of such Stock, the amount of any such tax which the Company is required to withhold, if any, with respect to such Stock. At the discretion of the Committee, the Company may accept shares of Stock, or withhold shares of Stock otherwise issuable upon exercise of an Award, of equivalent Fair Market Value in payment of such withholding tax obligations or provide alternative methods of complying with such withholding tax obligations.

             (d) No Employee or other person shall have any claim or right to be granted an Award under the Plan nor, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or its Affiliates.

             (e) Each Participant may file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the amounts payable with respect to the benefits of an Award, if any, due under the Plan upon such Participant's death. A Participant may, from time to time, revoke or change the beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation therein shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

             (f) Except as otherwise specifically provided in the Plan, no Participant shall be entitled to the privileges of stock ownership in respect of Stock which is subject to an Option, Stock Appreciation Right or Other Stock Award until such Stock has been issued to that Participant upon exercise of an Option or Stock Appreciation Right according to its terms or upon sale or grant of Stock in accordance with an Other Stock Award.

             (g) No Participant or other person shall have any right with respect to this Plan, shares reserved under this Plan, or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the Participant and all the terms, conditions and provisions of the Plan applicable to such Participant have been met.



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    10. Changes in Capital Structure. In the event of changes in the outstanding
Stock or in the capital structure of the Company by reason of any stock dividend, stock split, exchange of shares, recapitalization, reorganization, sub division or consolidation of shares, or other similar transaction, the aggregate number of shares available under the Plan, the number of shares subject to each outstanding Award and the price per share of any Award, shall all be proportionately adjusted. In the event the Company shall be a party to a transaction involving a sale of substantially all of its assets, a merger or a consolidation, the Board shall make such adjustment as shall be necessary or appropriate which may include assumption of Awards by the surviving Company, for their continuation, for the acceleration of vesting and expiration, or for settlement in cash. In the case of dissolution of the Company (other than a dissolution following the sale of substantially all of the Company's assets), the Awards outstanding hereunder shall terminate; provided, however, that each Participant shall have 30 days' prior written notice of such event, during which time the Participant shall have the right to exercise in full any partly or wholly unexercised Award, including the portion not yet exercisable pursuant to the vesting schedule set forth in any Award agreement. In the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to or available for Participants in the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan, the Committee may make such adjustments or substitutions to Awards or agreements evidencing Awards as the Committee determines appropriate in its sole discretion. Any adjustment in Incentive Stock Options under this Section 10 shall be made only to the extent not constituting a "modification" within the meaning of Section 424(h)(3) of the Code. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustments shall be conclusive and binding for all purposes.

    11. Change of Control. Upon the occurrence of an event constituting a Change of Control, the following transactions, in the sole discretion of the Committee, may be triggered: (i) all Options and Stock Appreciation Rights shall become immediately exercisable in full for the remainder of their terms; and (ii) restrictions on alienation or hypothecation of Stock granted pursuant to a Restricted Stock Award shall lapse and in such case the Participant shall be issued Stock certificates free of any such restrictions.

    12. Amendments and Termination. The Board may, from time to time, amend, suspend or terminate the Plan in whole or in part and, if terminated, may reinstate any or all of the provisions of the Plan, except that no amendment, suspension or termination shall be made which would impair the rights of a Participant under an Award theretofore granted, without such Participant's consent.

    13. Effective Date and Term. The Plan shall become effective as of March 26, 1997, the date of its adoption by the Board. Unless sooner terminated by the Committee, the Plan shall continue until March 26, 2007, the tenth anniversary of the Plan's effective date, when it shall terminate and no Award shall be granted under the Plan thereafter. The Plan shall continue in effect, however, insofar as is necessary to complete all the Company's obligations under outstanding Awards and to conclude the administration of the Plan.

    14. Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and be governed by the laws of the State of Nevada.



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